Press Release                               Source: Pegasus Wireless Corporation


Pegasus Wireless Corporation Acquires SKI Technologies, Inc. in Taiwan for Manufacturing of Its Wireless Products

                                                      Thursday, January 19, 2006


Third Acquisition Gives Pegasus the Capacity to Become Paramount
Wireless Technology Provider

FREMONT, Calif. - (BUSINESS WIRE) - January 19, 2006 - Pegasus Wireless Corporation (OTCBB: PGWC), a leading provider of advanced wireless solutions, announced today the acquisition of SKI Technologies, Inc., a Taiwanese manufacturer of electronics and wireless communications products, for a combination of cash and stock. The acquisition of SKI allows Pegasus to become a complete end-to-end solution provider to its customers: this acquisition in conjunction with the recent acquisitions of AMAX Engineering Corporation and CNet Technology, Inc. gives Pegasus the capacity to engineer, manufacture, and distribute its wireless products through its own channels, therefore eliminating the need for contract manufacturing from outside venues.

Jasper Knabb, President of Pegasus Wireless Corporation, commented on the acquisition by stating, "This is a huge step toward the successful execution of our business plan, and we are thrilled to have the committed professionals at SKI on board. SKI is dedicated to continually improving the manufacturing process by supplying the most competitive product at the lowest cost possible, and by selecting them as the element that concludes our strategic acquisitions, we are confident that we can now focus one hundred percent of our efforts on the organic growth of Pegasus Wireless as a united entity."

While these planned acquisitions have culminated one portion of Pegasus Wireless Corporation's business plan, the Company is already looking forward to achieving their next goal, which is to bring their products to the retail front. Knabb went on to say, "By targeting other acquisitions, we are now looking to brand our image as the premier wireless solutions provider and bring our products to the retail arena. This is consistent with our never-ending goal of growth, and will increase our revenues substantially as well as maximize shareholder value."

About SKI Technologies, Inc.
     Established in 2001, SKI Technologies, Inc. is an aggressive force in the wireless communication and electronics manufacturing arena. An ISO-9001 certified corporation, SKI Technologies manufactures optical fiber cables, as well as pagers, base stations, and WLAN products. They have an advantage over their competition due to their specialized manufacturing ability and robust production experience, and are a driving force in the surrounding community. They have worked in conjunction with local universities to develop prospective broadband products, and have participated in the manufacturing of communication products for national defense. They also supply optical fiber cables to customers such as Tai Railway, Tai Power, and China Petroleum. About CNet Technology, Inc. CNet Technology, a subsidiary of Pegasus Wireless Corporation, is known as the leader in total networking solutions, providing a complete line of Gigabit Switch, Wireless LAN and broadband routers product families. These product families support IT organizations as well as home users with products that range from client side network adapters all the way up to Gigabit switches and Routers for heavy- duty applications, as well as for users to freely surf the Internet. In order to deliver practical-to-use and high-value solutions, CNet develops a family of wired and wireless LAN products that deliver the best cost and performance with an un-compromised level of security, scalability, and manageability


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features. In order to support the realities of customer requirements today, CNet is focused on delivering industry-leading networking solutions to customers all over the world. About AMAX Engineering Corporation AMAX Engineering Corporation, a subsidiary of Pegasus Wireless Corporation, is located in the heart of the Silicon Valley. Over the years, AMAX has distinguished and established itself as a global leader in providing technology to all levels of the marketplace. As an ISO-9001 certified corporation, AMAX manufactures and markets innovative server, industrial, workstation, storage & clustering systems to meet the most stringent of quality requirements. With locations in California, Texas, New Jersey, Vancouver, and China, AMAX has a proven track record and flexibility to provide solutions from development and deployment to support, service, logistics and product life-cycle management. AMAX has been honored with many Top Ranking Awards, such as being named in the VarBusiness Magazine's Top 500 Solution Providers in North America in 2004-2005, VarBusiness Magazine's Top 25 US Distributor Companies in 2003-2004, and California CEO Magazine's Top 250 Privately Held Firms In California in 2002. The company also had 8 products placed in PC World Magazine's Top 15 Desktop PC's from 2003 through 2005. AMAX Engineering Corporation can be reached at 510-651- 8886 or by visiting their website, www.amaxit.com.

About Pegasus Wireless Corporation
     Pegasus Wireless Corporation is a leading provider of advanced wireless solutions. Founded in 1993, Pegasus creates hardware and software solutions for broadband wireless networking and Internet access applications. Pegasus' patented 802.11 technology is the platform for Wi-Fi technology, and the company offers cutting edge wireless products used in computer networking, industrial data transmission, and multimedia applications. Pegasus pioneered the industry's first driver-less, truly plug-and-play wireless Ethernet bridge, and the company's  wireless  networking  products  allow a higher user capacity per base station as compared to the competition. These products also offer advanced security, easy true plug-n-play installation, dynamic load balance, non-interrupting real-time roaming connectivity, e.g. VOIP, and fail-safe, self-healing mesh networking capability. Pegasus Wireless Corporation can be contacted at 800-770-6698 or by visiting their website at www.pegasuswirelesscorp.com .

NOTES ABOUT FORWARD-LOOKING STATEMENTS
     Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements. These factors include, but are not limited to, (i) our ability to complete successful acquisitions of complementary companies, products and technologies; (ii) our ability to attract and retain customers; and (iii) our ability to gain market share. Consequently, all of the forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by Pegasus Wireless will be realized, or if substantially realized, that they will have the expected consequences to or effects on Pegasus Wireless or its business or operations.

Contact:
Pegasus Wireless Corporation
Jasper Knabb, 800-770-6698 or 510-490-8288 ext. 202
ir@pegasuswirelesscorp.com

Source: Pegasus Wireless Corporation